SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to §240.14a-12

THE TRIZETTO GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 25, 2006

Dear Fellow Stockholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2006 Annual Meeting of Stockholders of The TriZetto Group, Inc. on Monday, May 22, 2006, at 9:00 a.m., at the Hyatt Regency Newport Beach Hotel, 1107 Jamboree Road, Newport Beach, California 92660.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be conducted at the meeting and provide information about TriZetto. Also enclosed is a proxy/voting instruction card and TriZetto’s Annual Report to Stockholders.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and return the enclosed proxy/voting instruction card promptly, or vote by telephone or over the Internet, if telephone or Internet voting is available to you. If you attend the meeting and prefer to vote in person, you may withdraw your proxy and vote your shares.

Sincerely,

Jeffrey H. Margolis

Chairman of the Board and Chief Executive Officer

Notice of Annual Meeting of Stockholders

May 22, 2006

The 2006 Annual Meeting of Stockholders of The TriZetto Group, Inc. will be held at the Hyatt Regency Newport Beach Hotel, 1107 Jamboree Road, Newport Beach, California 92660, on Monday, May 22, 2006, at 9:00 a.m., for the following purposes:

1.	To elect two Class I directors for a three-year term;

2.	To approve amendments to our 1998 Long-Term Incentive Plan (the “LTIP”) to (i) increase the total number of shares of our common stock available for issuance under the LTIP from 13,000,000 to 14,500,000 and (ii) increase the share limitation on awards other than options and SARs granted under the LTIP from 700,000 to 1,200,000;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accountants for 2006; and

4.	To transact any other business that may properly come before the meeting.

Only stockholders of record at the close of business on March 23, 2006 will be entitled to vote at the annual meeting or any adjournment or postponement thereof.

The Annual Report to Stockholders of TriZetto for the fiscal year ended December 31, 2005 is being mailed concurrently with this Proxy Statement to all stockholders of record as of March 23, 2006. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy/voting instruction card sent to you. Most stockholders also can vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, instructions are printed on the voting instruction card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

By Order of the Board of Directors,

James J. Sullivan

Senior Vice President, General Counsel and

Secretary

April 25, 2006

Newport Beach, California

PROXY STATEMENT

GENERAL INFORMATION

The Company

The TriZetto Group, Inc. (“TriZetto” or the “Company”) offers a broad portfolio of healthcare information technology products and services that can be delivered individually or combined to create a comprehensive solution. The Company provides leading proprietary and third-party software products, outsourced services and strategic and implementation consulting to health plans and benefits administrators. Our corporate offices are located at 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660. Our telephone number is 949-719-2200, and our corporate website address is www.trizetto.com.

Proxy Solicitation

On April 25, 2006, we began mailing these proxy materials to all registered owners (sometimes called record holders) of TriZetto common stock at the close of business on March 23, 2006. We have sent this Proxy Statement to you because the Board of Directors of the Company is requesting your proxy to vote at the 2006 annual meeting and at any adjournment or postponement of such meeting. A copy of this Proxy Statement also has been sent to beneficial owners of TriZetto common stock whose shares were held in “street-name” by banks, brokers and other record holders at the close of business on March 23, 2006.

The Company will bear the entire cost of the solicitation of proxies. We have engaged Morrow & Co., Inc. to assist in the solicitation for a fee of approximately $4,000, plus reasonable out-of-pocket expenses. The Company also will reimburse banks, brokers, custodians, nominees, fiduciaries and others for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners. Solicitation of proxies is expected to be made primarily by mail. However, our directors, officers and employees may communicate with stockholders, banks, brokers, and others by telephone, facsimile, e-mail or in person to request that proxies be furnished.

Voting

If you are a registered owner (meaning that your shares are registered in TriZetto’s records as being owned in your name), then you may vote on matters presented at our annual meeting in the following ways:

•	By proxy—You may complete the proxy card and mail it in the postage-paid envelope provided; or

•	In person—You may attend the annual meeting and cast your vote there.

If you are a beneficial owner whose shares are held in “street-name” by a bank, broker or other record holder, please refer to your voting instruction card and other materials forwarded by such record holder for information on how to instruct the record holder to vote on your behalf. In addition to returning the instruction card by mail, you may be able to provide voting instructions by using the Internet or telephone. The Internet and telephone instructions provided by the record holder are designed to authenticate your identity, allow you to give your voting instructions, and to confirm that your voting instructions have been properly recorded. Please be aware that you may incur costs such as telephone and Internet access charges, for which you will be responsible, if you vote by telephone or over the Internet.

If you are a registered holder and vote by proxy, the individuals named on the enclosed proxy card will vote your shares in the way that you indicate. When completing the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the following:

1.	election of two Class I directors for a three-year term;

2.	approval of amendments to our 1998 Long-Term Incentive Plan (the “LTIP”) to (i) increase the total number of shares of our common stock available for issuance under the LTIP from 13,000,000 to 14,500,000 and (ii) increase the share limitation on awards other than options and SARs granted under the LTIP from 700,000 to 1,200,000; and

3.	ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for 2006.

If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends. If you choose to vote by mailing a proxy card, your proxy card must be filed with the Corporate Secretary of the Company prior to or at the commencement of the annual meeting.

Registered holders who vote by sending in a signed proxy will not be prevented from attending the annual meeting and voting in person. You have the right to revoke a proxy at any time before it is exercised by (a) executing and returning a later dated proxy, (b) giving written notice of revocation to TriZetto’s Corporate Secretary at 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660 or (c) attending the annual meeting and voting in person. In order to attend the annual meeting and vote in person, a beneficial holder whose shares are held in “street name” by a bank, broker or other record holder must follow the instructions provided by such record holder for voting in person at the meeting. The beneficial holder also must obtain from such record holder and present at the annual meeting a written proxy allowing the beneficial holder to vote the shares in person.

Record Date, Quorum and Voting Requirements

Only holders of record of TriZetto common stock at the close of business on March 23, 2006 will be eligible to vote at the annual meeting. As of the close of business on March 23, 2006, TriZetto had 42,852,529 shares of common stock outstanding. Each share of common stock is entitled to one vote.

A quorum of shares is necessary to hold a valid stockholders’ meeting. TriZetto’s bylaws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at meetings of stockholders. Shares for which an “abstention” from voting is observed, as well as shares that a broker holds in “street name” and votes on some matters but not others (“broker non-votes”), will be counted for purposes of establishing a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (a) the broker does not receive voting instructions from the beneficial owner and (b) the broker lacks discretionary authority to vote the shares. Banks and brokers cannot vote on their client’s behalf on “non-routine” proposals, such as the amendments to our LTIP.

Directors will be elected by a plurality of votes cast at the annual meeting. This means that the two nominees for director who receive the most votes will be elected. If you are present at the meeting but do not vote for a particular nominee, or if you have given a proxy and properly withheld authority to vote for a nominee, or if there are broker non-votes, the shares withheld or not voted will not be counted for purposes of the election of directors.

For each other item, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting is required for approval. If you are present at the meeting but do not vote on any of these proposals, or if you have given a proxy and abstain on any of these proposals, this will have the same effect as if you voted against the proposal. If there are broker non-votes on the issue, the shares not voted will have no effect on the outcome of the proposal.

Security Ownership of Management and Certain Beneficial Owners

The following table shows the number of shares of common stock beneficially owned as of March 31, 2006 by (a) each person (or group of affiliate persons) who is known by us to beneficially own 5% or more of our outstanding common stock, (b) each of our directors, (c) each of the Named Executive Officers (as defined below) listed in the Summary Compensation Table and (d) all current directors and executive officers of the Company as a group. The information in the table is based upon information available to us as of April 6, 2006.

	Number of Shares Beneficially Owned(2)
Name and Address of Beneficial Owners(1)	Number	% of Class
ValueAct Capital Master Fund, L.P.(3) 435 Pacific Avenue, Fourth Floor San Francisco, CA 94133	3,112,000	7.25%
Wellington Management Company, LLP(4) 75 State Street Boston, MA 02109	2,633,261	6.14%
Barclays Global Investors, NA and Barclays Global Fund Advisors(5) 45 Fremont Street San Francisco, CA 94105	2,354,064	5.49%
Jeffrey H. Margolis(6)	2,194,600	5.07%
Paul F. LeFort(7)	73,525	<1%
Donald J. Lothrop(8)	57,480	<1%
Lois A. Evans(9)	11,250	<1%
Thomas B. Johnson(10)	11,250	<1%
Jerry P. Widman(11)	1,875	<1%
L. William Krause	—	<1%
Anthony Bellomo(12)	395,062	<1%
Kathleen Earley(13)	200,288	<1%
Patricia E. Gorman(14)	184,550	<1%
Philip J. Tamminga (15)	132,000	<1%
All current directors and executive officers as a group (17 persons)(16)(17)(18)	3,713,728	8.44%

(1)	Unless otherwise indicated, the business address of such stockholder is c/o The TriZetto Group, Inc., 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660.
(2)	The beneficial ownership is calculated based on 42,895,404 shares of our common stock outstanding as of March 31, 2006. Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable within 60 days of March 31, 2006 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage of each other person. To our knowledge, except pursuant to applicable community property laws and as otherwise set forth below, the persons named in the table have sole voting and investment power with respect to the shares set forth opposite such person’s name.
(3)	Information is based on a Schedule 13D/A filed jointly by ValueAct Capital Master Fund, L.P., VA Partners, L.L.C., ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, Jeffrey W. Ubben, George F. Hamel, Jr., and Peter H. Kamin (collectively, the “Reporting Persons”) on March 15, 2006. Messrs. Ubben, Hamel and Kamin are each managing members, principal owners and controlling persons of VA Partners, L.L.C., the general partner of ValueAct Capital Master Fund, L.P. Each of the Reporting Persons has shared voting and shared dispositive power with respect to 3,112,000 shares. The Reporting Persons disclaim beneficial ownership of the reported stock except to the extent of their pecuniary interest therein.

(4)	Information is based on a 13G/A filed on February 14, 2006. Wellington Management Company, LLP has shared voting power with respect to 2,460,161 shares and shared dispositive power with respect to 2,633,261 shares.
(5)	Information is based on a Schedule 13G filed jointly by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd and Barclays Global Investors Japan Trust and Banking Company Limited on January 27, 2006. Barclays Global Investors, NA has sole voting power with respect to 1,747,915 shares and sole dispositive power with respect to 1,898,748 shares. Barclays Global Fund Advisors has sole voting and sole dispositive power with respect to 455,316 shares. Barclays Global Investors, Ltd and Barclays Global Investors Japan Trust and Banking Company Limited have sole voting power and sole dispositive power with respect to 0 shares.
(6)	Includes 1,732,800 shares held by Jeffrey H. Margolis and his wife, in their capacities as trustees of the Margolis Family Trust, over which the trustees have shared voting power. Also includes 52,500 shares of unvested restricted common stock and Mr. Margolis’ options for 409,300 shares of common stock, which are exercisable within 60 days of March 31, 2006.
(7)	Includes 21,000 shares held by Mr. LeFort’s wife, as trustee of a trust of which she is the sole beneficiary; Mr. LeFort disclaims beneficial ownership of such shares. Also includes options for 32,625 shares of common stock, which are exercisable within 60 days of March 31, 2006.
(8)	Includes options for 34,500 shares of common stock, which are exercisable within 60 days of March 31, 2006.
(9)	Includes options for 11,250 shares of common stock, which are exercisable within 60 days March 31, 2006.
(10)	Includes options for 11,250 shares of common stock, which are exercisable within 60 days of March 31, 2006.
(11)	Includes options for 1,875 shares of common stock, which are exercisable within 60 days of March 31, 2006.
(12)	Includes 30,000 shares of unvested restricted common stock and options for 302,500 shares of common stock, which are exercisable within 60 days of March 31, 2006.
(13)	Includes 103,750 shares of unvested restricted common stock and options for 75,000 shares of common stock, which are exercisable within 60 days of March 31, 2006.
(14)	Includes 28,500 shares of unvested restricted common stock and options for 89,750 shares of common stock, which are exercisable within 60 days of March 31, 2006.
(15)	Includes 80,000 shares of unvested restricted common stock and options for 27,000 shares of common stock, which are exercisable within 60 days of March 31, 2006.
(16)	Includes 492,250 shares of unvested restricted common stock and options for 1,118,138 shares of common stock, which are exercisable within 60 days of March 31, 2006.
(17)	Includes 10,000 shares held by James C. Malone, the Company’s Executive Vice President and Chief Financial Officer, and his wife, in their capacities as trustees of the James C. Malone, Jr. Revocable Trust, over which the trustees have shared voting power. Also includes 55,000 shares held by Mr. Malone and his wife, in their capacities as trustees of the Carmela Malone Revocable Trust, over which the trustees have shared voting power. Mr. Malone disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(18)	Includes 2,000 shares held by Diana Martin, the wife of Mark M. Tomaino, the Company’s Senior Vice President of Corporate Development. Ms. Martin has sole voting and investment power with respect to these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and certain persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission (the “SEC”). These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. Such directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of Forms 3, 4 and 5 furnished to us, or written representations that no annual Form 5 reports were required, we believe that all forms required under Section 16(a) of the Exchange Act applicable to our directors, executive officers and any persons holding 10% or more of our common stock were timely filed with respect to our fiscal year ended December 31, 2005.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors, divided into three classes. Directors in each class serve a staggered term of three years. The term of the Class I directors, Paul F. LeFort and Jerry P. Widman, expires at the annual meeting of stockholders in 2006. The term of the Class II directors, Lois A. Evans, Thomas B. Johnson and L. William Krause, expires at the annual meeting of stockholders in 2007. The term of the Class III directors, Donald J. Lothrop and Jeffrey H. Margolis, expires at the annual meeting of stockholders in 2008.

The Board of Directors proposes that Paul F. LeFort and Jerry P. Widman be elected at the 2006 annual meeting to serve as Class I directors for a three-year term expiring at the 2009 annual meeting. Unless you otherwise instruct, the enclosed proxy will be voted in favor of Paul F. LeFort and Jerry P. Widman, both of whom are Class I directors. If Mr. LeFort or Mr. Widman becomes unavailable to serve for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. The Board has no reason to believe that Mr. LeFort or Mr. Widman will be unavailable to serve.

There are no family relationships among any of our directors or executive officers.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF

PAUL F. LEFORT AND JERRY P. WIDMAN

The names and certain information concerning the nominee directors standing for election at the 2006 annual meeting and the other continuing members of our Board of Directors are set forth below. Each of the nominee directors has been nominated for election by the Company’s Nominating and Corporate Governance Committee and Board of Directors.

Directors Standing for Election

Class I Directors—For a Term to Expire in 2009

Paul F. LeFort, 65, has been a director since April 1999. From October 1995 until he retired in January 2000, Mr. LeFort served as the Chief Information Officer for UnitedHealth Group Incorporated, a health and well being company. Mr. LeFort is currently performing independent consulting services to a variety of venture capital firms and healthcare-related technology organizations. From November 1994 to October 1995, Mr. LeFort was the Senior Vice President and Chief Information Officer for The MetraHealth Companies, Inc., jointly owned by Travelers Insurance Company and Metropolitan Life Insurance Company. From 1975 to 1994, Mr. LeFort served as a senior partner at Deloitte & Touche Management Consulting for Health Care Information Systems. Mr. LeFort received his B.S. in Physics and Economics from Boston College in 1962.

Jerry P. Widman, 64, has been a director since March 2005. From 1982 to 2001, Mr. Widman served as the Chief Financial Officer of Ascension Health, a large U.S. not-for-profit multi-hospital system. Prior thereto, Mr. Widman was a management consultant with Ernst & Young LLP for twelve years. Mr. Widman currently serves on the board of directors of three other public companies: United Surgical Partners International,

Cutera, Inc. and ArthroCare Corporation. Mr. Widman received a B.A. in Business from Case Western Reserve University in 1965, a J.D. from Cleveland State University in 1969, and an M.B.A. from the University of Denver in 1970. He received his attorney’s license from the State of Ohio in 1970 and his Certified Public Accountant certification from the State of Ohio in 1982.

Directors Continuing in Office

Class II Directors—Terms Expire in 2007

Lois A. Evans, 54, has been a director since March 2003. From May 1977 until she retired in June 2002, Ms. Evans served in various positions with Deloitte Consulting, including Managing Partner of the Southern California and Washington D.C. practices and Lead Client Service Partner for major healthcare industry clients such as Kaiser Permanente, Blue Shield of California, Blue Cross of California and Duke University Medical Center. Ms. Evans received her B.A. in Economics in 1973 and her M.A. in Architecture and Urban Planning in 1975, both from the University of California at Los Angeles.

Thomas B. Johnson, 67, has been a director since March 2003. From October 1995 until he retired in March 2001, Mr. Johnson served as an officer of CNA Financial Corporation and held such positions as Group Vice President of Provider Markets and Chairman and Chief Executive Officer of CNA Health Partners, Inc. Mr. Johnson is currently performing independent consulting services for organizations in the healthcare industry. From July 1964 to September 1995, Mr. Johnson held various positions with Deloitte & Touche, concluding with Partner, Management Consulting. During most of his 31-year career with Deloitte & Touche, Mr. Johnson provided management and financial consulting services to healthcare industry clients. He received his B.S. in Industrial Engineering from Northwestern University in 1962 and his M.B.A. in Accounting and Finance from the University of Chicago in 1964. Mr. Johnson received his Certified Public Accountant certificate from the State of Illinois in 1965.

L. William Krause, 63, has been a director since July 2005. Mr. Krause has served as Chairman of the Board of Caspian Networks, Inc., an IP networking systems provider, since April 2002 and was Chief Executive Officer from April 2002 until June 2004. In addition, Mr. Krause has been President of LWK Ventures, a private investment firm, since 1991. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc., which he guided through a Chapter 11 Bankruptcy to a sale of assets. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993, when he retired. Mr. Krause currently serves on the board of directors of four other public companies: Brocade Communications Systems, Inc., Core-Mark Holding Company, Inc., Packeteer, Inc. and Sybase, Inc. Mr. Krause received his B.S. in Electrical Engineering from The Citadel in 1963.

Class III Directors—Terms Expire in 2008

Donald J. Lothrop, 46, has been a director since April 1998. Mr. Lothrop has been a General Partner of Delphi Management Partners II, L.P. since July 1994, a Managing Member of Delphi Management Partners III, L.L.C. since March 1995, a Managing Member of Delphi Management Partners IV, L.L.C. since October 1997 and a Managing Member of Delphi Management Partners V, L.L.C. since April 2000, all of which are venture capital firms. From January 1991 to June 1994, Mr. Lothrop was a Partner of Marquette Venture Partners, a venture capital firm, where he focused on the healthcare industry. From 1989 to 1990, Mr. Lothrop worked at Bain & Company, Inc., a management consulting firm. Mr. Lothrop received his B.S. in Accounting from Pennsylvania State University in 1981 and his M.B.A. from Harvard Business School in 1989.

Jeffrey H. Margolis, 42, is our co-founder and has served as our Chief Executive Officer and a Director since our inception in May 1997. He also served as President from May 1997 to November 2004. In August 1999, Mr. Margolis was named Chairman of the Board. From July 1994 to February 1997, Mr. Margolis served as Senior Vice President and Chief Information Officer of FHP International Corporation, a managed care organization. From November 1992 to June 1994, Mr. Margolis served as Vice President and Chief Information Officer of TakeCare, Inc., a managed care organization. From September 1989 to October 1992, Mr. Margolis held various executive positions, including Vice President and Chief Operating Officer of Comprecare, a managed care organization. From June 1984 to September 1989, Mr. Margolis served in various positions with Andersen Consulting (now known as Accenture), including his final position as Manager, Healthcare Consulting. Mr. Margolis received his B.S. in Business Administration—Management Information Systems from the University of Illinois at Urbana-Champaign in 1984. Mr. Margolis received a Certified Public Accountant certification from the State of Illinois in 1984 and from the State of Colorado in 1988.

General Information

Board of Directors

Our Board of Directors is responsible for supervision of the overall affairs of the Company. To assist in carrying out its duties, the Board has delegated authority to three committees. During 2005, our Board held 12 meetings (including telephonic meetings). Each incumbent director who served during this period attended at least 75% of the Board and 75% of the committee meetings held during the period in which he or she was a director or committee member.

The Company does not have a policy with regard to Board members’ attendance at annual meetings of stockholders. Mr. Margolis attended the 2005 annual meeting of stockholders held on May 11, 2005.

Director Independence

Each of the Company’s directors is deemed to be an independent director as defined in the Nasdaq Listing Standards, except for Mr. Margolis, who serves as the Company’s Chief Executive Officer. In determining independence, each year the Board considers whether directors have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Executive Sessions

Typically, the independent directors meet in executive session, without any members of management present, in conjunction with each regularly scheduled Board meeting. Executive sessions may also be held in conjunction with special Board meetings. The Board met in executive session 3 times during 2005. The Lead Director or another independent director chairs these sessions.

Lead Director

Our Corporate Governance Guidelines (described in the following section) require the Board to designate a Lead Director when the Chairman of the Board also serves as Chief Executive Officer. The Board has designated Mr. LeFort as its Lead Director. Mr. LeFort is an independent director as defined in the Nasdaq Listing Standards. As Lead Director, Mr. LeFort’s duties include chairing executive sessions of the Board, conferring with the Company’s Chief Executive Officer on Board meeting schedules, agendas and other matters, facilitating the flow of information to the Board, participating in the evaluation of the Chief Executive Officer by the Company’s Compensation Committee and the Board, and any other duties assigned by the Board from time to time. In the event of the incapacity or death of the Chairman of the Board, the Lead Director will assume a leadership role, pending a formal succession plan or appointment of an interim Chief Executive Officer.

Corporate Governance

Our Board of Directors is committed to effective corporate governance practices. We have adopted the Code of Business Conduct and Ethics (the “Code of Ethics”), which summarizes the basic principles and standards of conduct to guide all of our directors, officers and employees in our goal to achieve the highest business and personal ethical standards, as well as compliance with the laws and regulations that apply to our business. In October 2003, the Board adopted Corporate Governance Guidelines (the “Guidelines”) in an effort to continue to enhance and promote corporate governance and to promote the effective functioning and performance of the Board of Directors and its committees. All of the corporate governance documents, including the Code of Ethics, Guidelines and committee charters, are available on the Corporate Governance section of the Company’s website. Our website address is www.trizetto.com.

The Guidelines address a number of important issues such as:

•	Selection process and qualifications for Board membership;

•	Board composition, structure, operation and compensation;

•	Biennial performance reviews for the Board and each committee;

•	Management succession planning;

•	Committee composition; and

•	Annual performance reviews for the Chief Executive Officer.

Our Board of Directors and management have reviewed the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC, and Nasdaq Listing Standards regarding corporate governance policies and procedures. We believe that our Corporate Governance Guidelines and committee charters meet current requirements and reflect high standards of corporate governance.

Committees of the Board

The Board of Directors has three standing committees:

•	Audit Committee;

•	Compensation Committee; and

•	Nominating and Corporate Governance Committee.

The Audit Committee of the Board currently is comprised of three directors selected by our Board. The current members of the Audit Committee are Thomas B. Johnson (Chairman), Paul F. LeFort and Jerry P. Widman. The Board has determined that Thomas B. Johnson is an “audit committee financial expert” as such term is defined in rules of the SEC, and that each member of the Audit Committee is financially literate as defined in the Nasdaq Listing Standards. Each member of the Audit Committee also is “independent” as independence for audit committee members is defined in the Nasdaq Listing Standards.

The Audit Committee acts pursuant to the written Audit Committee Charter approved by the Board of Directors. The current Audit Committee Charter is available on the Corporate Governance section of the TriZetto website. Our website address is www.trizetto.com. Pursuant to its charter, the Audit Committee is authorized to handle all matters that it deems appropriate regarding our independent registered public accountants and to otherwise communicate and act upon matters relating to the review and audit of our books and records, including the scope of the annual audit and the accounting methods and systems to be utilized by us. The Audit Committee held 12 meetings (including telephonic meetings) during 2005.

The Compensation Committee of the Board currently is comprised of three directors selected by our Board. The current members of the Compensation Committee are Paul F. LeFort (Chairman), Lois A. Evans and L. William Krause. Each member of the Compensation Committee is an independent director as defined in the Nasdaq Listing Standards. The Compensation Committee acts pursuant to the written Compensation Committee

Charter approved by the Board of Directors. The charter is available on the Corporate Governance section of the TriZetto website, www.trizetto.com. The responsibilities of the Compensation Committee include advising the Board on officer and employee compensation. The Compensation Committee establishes and reviews all compensation programs for our executive officers and other key employees. The Compensation Committee held 13 meetings (including telephonic meetings) during 2005.

The Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board currently is comprised of two directors selected by our Board. The current members of the Governance Committee are Donald J. Lothrop (Chairman) and Lois A. Evans. Each member of the Governance Committee is an independent director as defined in the Nasdaq Listing Standards. The Governance Committee acts pursuant to the written Nominating and Corporate Governance Committee Charter approved by the Board of Directors. The charter is available on the Corporate Governance section of the TriZetto website, www.trizetto.com. The functions of the Governance Committee include seeking, identifying and recommending candidates for election to the Board of Directors, evaluating the performance of the Board and Board committees, and assisting the Board in developing and overseeing the implementation of corporate governance guidelines and principles. The Governance Committee held 3 meetings (including telephonic meetings) during 2005.

Members of the Board of Directors, management or stockholders may recommend director candidates. The Governance Committee also may use the services of an executive search firm to help identify and evaluate possible nominees for director. Stockholders may recommend nominees for membership on the Board to the Governance Committee by submitting the names and qualifications in writing to the Corporate Secretary of the Company at 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660. TriZetto’s bylaws specify certain time limitations, notice requirements and other procedures applicable to the submission of nominations before an annual meeting of stockholders, which are described in the section entitled “Stockholder Proposals” below. A stockholder’s recommendation of a qualified candidate that is made in accordance with these procedures will be subject to the same evaluation process as other nominees considered by the Governance Committee. No director nominations by stockholders have been received as of the date of this proxy statement.

In assessing each potential candidate, the Governance Committee will review the nominee’s experience, training, education, independence, understanding of the Company’s or other related industries and such other factors the Committee determines appropriate in light of the current needs of the Board. Diversity of race, ethnicity, gender and age are factors in evaluating candidates for Board membership as are the needs of the Company and the range of talent and experience already represented on the Board. The Governance Committee will also take into account the ability and willingness of a candidate to devote the time and effort necessary to fulfill his or her responsibilities.

Compensation of Directors

The Governance Committee annually reviews and evaluates the adequacy of Director compensation and benefits, and recommends changes, if any, to the Board of Directors for approval. During 2005, each of our non-employee directors received an annual retainer of $35,000, paid quarterly, for serving on the Board. In 2006, the annual retainer was increased to $40,000, paid quarterly. Our Lead Director receives an additional retainer of $10,000, also paid quarterly. Committee members also receive annual retainers. Retainers for the Committees’ members are as follows: Audit Committee Chair—$25,000; Compensation Committee or Governance Committee Chair—$15,000; Audit Committee Member (Non-Chair)—$15,000; Compensation or Governance Committee Member (Non-Chair)—$10,000. Retainers for Committee service are paid quarterly.

Each of our directors is eligible to receive stock option grants under our LTIP. During 2005, each of our non-employee directors received an option to purchase 7,500 shares of our common stock, with the exception of Mr. LeFort, who, as our Lead Director, received an option to purchase 10,000 shares of our common stock. The options vest in 25% increments on each of the four annual anniversaries of the date of grant. On March 6, 2006, each of our non-employee directors received an option to purchase 10,000 shares of our common stock, with the exception of Mr. LeFort, who received an option to purchase 12,500 shares. The options vest in 50% increments on each of the first and second annual anniversaries of the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Officers

Information regarding Jeffrey H. Margolis, our Chief Executive Officer, is set forth above under Directors Continuing in Office—Class III Directors. The names and certain information concerning our other executive officers are set forth below.

Anthony Bellomo, 52, joined us in October 2000 as our Executive Vice President and Division President of HealtheWare, our application software unit. He held this position until he was named Executive Vice President of Enterprise Software in January 2004. In January 2006, Mr. Bellomo was given increased responsibilities and he now serves as our Executive Vice President, Enterprise Solutions. From March 1994 to October 2000, Mr. Bellomo served as President of Erisco Managed Care Technologies, Inc. (“Erisco”), a managed care software development company that we acquired in October 2000. Prior to being named President of Erisco, Mr. Bellomo held various positions with Erisco since 1977. He received his B.S. in Systems Engineering from Polytechnic Institute of New York in 1975.

Kathleen Earley, 54, joined TriZetto in November 2004 as its President and Chief Operating Officer. Ms. Earley was with AT&T Corporation from 1995 through her retirement in September 2001. At AT&T, Ms. Earley served in various executive positions, concluding with Senior Vice President, Enterprise Marketing of AT&T and President of AT&T’s Data and Internet Services group. Prior to AT&T, Ms. Earley was with IBM Corporation for 17 years with management positions in sales, marketing, planning and strategy development. Ms. Earley currently serves on the board of directors of two public companies: Digital Realty Trust, Inc. and Vignette Corporation. Ms. Earley received her B.A. in Accounting in 1975 and her M.B.A. in Finance in 1977, both from the University of California at Berkeley.

Richard M. Fitzgerald, 50, joined us in December 2000 as our Vice President, Benefits Administration Services and Operations. He held this position until October 2001, when he was named Senior Vice President, Benefits Administration. He served in this capacity until January 2004, when he was promoted to Senior Vice President, Enterprise Connectivity. In January 2006, Mr. Fitzgerald was named Senior Vice President, Benefits Administration. From February 1994 to November 2000, Mr. Fitzgerald held various positions, ranging from Director of Development through Senior Vice President of Client Services, with Resource Information Management Systems, Inc., a provider of automated claims processing technology for healthcare benefits administrators, which we acquired in December 2000. From October 1991 to January 1994, Mr. Fitzgerald served as Systems Manager of Business Systems Corporation of America, which was owned by a consortium of Blue Cross/Blue Shield Plans. From December 1990 to September 1991, Mr. Fitzgerald served as Production Manager of SOTRISS Corporation, a division of Lincoln National Corporation, which developed group health applications for third party administrators and small to mid-sized insurance companies. From June 1978 to November 1990, Mr. Fitzgerald served in various positions with Policy Management Systems Corporation, concluding with Director of its Research and Development Division. Mr. Fitzgerald received his B.S. in Computer Science/Marketing from Northern Illinois University in 1980.

Patricia E. Gorman, 50, joined TriZetto in February 2003 as our Executive Vice President, Business Solutions. From August 2000 to February 2002, Ms. Gorman served as Executive Vice President of Corporate Operations for Time Warner Telecom. From June 1977 to July 2000, Ms. Gorman held various positions with AT&T Corporation. She received her B.S in Marketing from Fairleigh Dickinson University in 1977 and her M.B.A. from Seton Hall in 1986.

Robert S. London, M.D., 58, joined TriZetto in June 2005 as our Chief Clinical Officer. He was appointed Senior Vice President in January 2006. Dr. London has more than 20 years of clinical, academic, medical and administrative healthcare expertise. From September 2001 to March 2005, Dr. London served as Vice President of Healthcare Management for the Western Region of Wellpoint in Denver. From December 1998 to January 2001, he served as HealthScope Business Leader and Chief Medical Officer for two divisions of CNA Insurance Company, and as Chief Operating Officer for United Healthcare of the Mid-Atlantic. Dr. London was on the faculty of the Johns Hopkins University School of Medicine in Baltimore from July 1976 to July 2006. Since September 2003, Dr. London has been adjunct faculty for the University of Colorado’s Executive MBA Program. Dr. London received his B.A in Sociology and Pre-Medical from George Washington University in 1968 and his M.D. from the University of Maryland School of Medicine in 1972. Dr. London is board certified and holds medical licenses in Maryland and Colorado.

James C. Malone, 57, joined us as our Senior Vice President of Finance in January 2004. He was appointed Chief Financial Officer in March 2004 and promoted to Executive Vice President in January 2006. From January 1997 until he retired in January 2002, Mr. Malone served as Senior Vice President of Cognizant Corporation and IMS Health Incorporated, with his last role being Chief Financial Officer of IMS Health. Prior to 1997, Mr. Malone held various executive and management positions in finance for Dun & Bradstreet Corporation, Reuben H. Donnelley, Siemens AG and PriceWaterhouse. Mr. Malone received his B.S. in Accounting from St. Francis College in 1973. He received his Certified Public Accountant certification from the State of New York in 1975.

James J. Sullivan, 48, joined TriZetto as our Vice President of Legal Affairs in August 2001 and was appointed General Counsel and Secretary in July 2002. He was promoted to Senior Vice President in July 2003. Before joining TriZetto, Mr. Sullivan ran a legal and consulting practice focused on general corporate and securities law for technology and emerging-growth companies. From March 1997 to June 2000, Mr. Sullivan was Senior Vice President, General Counsel and Secretary of Long Beach Financial Corporation and its wholly owned subsidiary, Long Beach Mortgage Company, a sub-prime mortgage lender. From July 1991 to March 1997, Mr. Sullivan served as Vice President and Legal Counsel of American Savings Bank, F.A. From October 1985 to March 1987, Mr. Sullivan was employed as an associate at the law firm of Gibson, Dunn & Crutcher LLP. Mr. Sullivan began his career with Arthur Young & Company, now Ernst & Young LLP, where he was employed as an accountant from 1980 to 1982. Mr. Sullivan received his B.A. in Business Administration from the University of Southern California in 1980 and his J.D. from Loyola Law School of Los Angeles in 1985. He received his Certified Public Accountant certification from the State of California in 1982.

Alan M. Ross, 51, joined us in January 2006 as our Senior Vice President of Human Capital Management. From September 2001 through January 2006, Mr. Ross served as Managing Director of Strategic Insights, a management advisory firm specializing in the managed healthcare and outsourcing industries. From August 1997 to August 2001, Mr. Ross served as Senior Vice President of Corporate Development for HealthPlan Services, an insurance services firm. From June 1981 to July 1997, Mr. Ross served in a variety of senior human resources positions with Dun & Bradstreet Corporation, including the Chief Global HR officer position with A. C. Nielsen. He received his B.S. in Political Science and Economics from the University of Connecticut in 1976 and his M.P.A. in Public Administration from the Maxwell School of Government at Syracuse University in 1977.

Philip J. Tamminga, 48, joined TriZetto in August 2004 as our Executive Vice President of Professional Services. From June 1980 to July 2004, Mr. Tamminga was employed by Accenture (formerly known as Andersen Consulting), the last fourteen years as a partner. Mr. Tamminga was a founder of Accenture’s customer relationship management practice. From September 1994 through July 2004, Mr. Tamminga led Accenture’s global Siebel practice and alliance. He received his B.S. in Finance in 1979 and his M.B.A. in 1980, both from the University of Denver.

Mark M. Tomaino, 45, joined TriZetto in August 2003 as Vice President of Corporate Development. He was promoted to Senior Vice President of Corporate Development in January 2006. From November 1991 until joining TriZetto, Mr. Tomaino worked at Bausch & Lomb Incorporated in a variety of legal, strategy and business development roles focused on its medical device and pharmaceutical businesses. From 1986 until November 1991, Mr. Tomaino was engaged as an attorney in private practice. Mr. Tomaino received his B.A. in Economics and English from the College of the Holy Cross in 1982, his J.D. from Albany Law School of Union University in 1985, and his M.B.A. from the Graduate School of Management at the University of California at Irvine in 2003.

Executive Compensation

The following table sets forth the compensation earned during the three fiscal years ended December 31, 2005, 2004 and 2003 by our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers at December 31, 2005 and whose total salary and bonus during such year exceeded $100,000 (collectively, the “Named Executive Officers”):

Summary Compensation Table

		Annual Compensation(1)						Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Options (#)	All Other Compensation(2)
Jeffrey H. Margolis(3) Chairman of the Board and Chief Executive Officer	2005 2004 2003	$ $ $	520,020 431,008 396,834	$ $ $	589,000 340,000 82,000	$50,000 — —	(4)	$	— 479,250 —	150,000 250,000 150,000	$ $ $	25,074 6,150 6,000

Kathleen Earley(5) President and Chief Operating Officer	2005 2004 2003	$ $	349,994 22,660 —	$ $	362,000 45,000 —	— — —		$	— 833,750 —	— 150,000 —	$ $	6,300 1,555 —

Anthony Bellomo(6) Executive Vice President, Enterprise Solutions	2005 2004 2003	$ $ $	281,245 271,866 258,938	$ $ $	220,700 179,000 40,500	— — —			$231,250 — —	20,000 90,000 75,000	$ $ $	14,215 6,150 6,000

Patricia E. Gorman(7) Executive Vice President, Business Solutions	2005 2004 2003	$ $ $	282,015 271,882 208,814	$ $ $	219,337 160,000 40,500	— — —		$	— — 388,000	20,000 90,000 100,000	$ $ $	6,300 6,150 5,438

Philip J. Tamminga(8) Executive Vice President, Professional Services	2005 2004 2003	$ $	272,490 107,424 —	$ $	207,774 86,000 —	— — —		$	— 586,000 —	8,000 100,000 —		$6,300 — —

(1)	Salary and bonus amounts represent salary and bonus earned in the applicable fiscal year that were either paid in cash or deferred at the officer’s election under The TriZetto Group, Inc. Executive Deferred Compensation Plan (the “Company DCP”). The table does not include perquisites and other personal benefits received during any fiscal year by a Named Executive Officer if the aggregate amount of such benefits, valued on the basis of the aggregate incremental cost to the Company, is less than the lower of $50,000 or 10% of such officer’s annual salary and bonus.
(2)	Amounts under the column titled All Other Compensation represent the Company’s matching contributions under The TriZetto Group, Inc. 401(k) Plan and, with respect to Messrs. Margolis and Bellomo for the 2005 fiscal year, also include (i) the Company’s matching contributions under the Company DCP of $18,300 for Mr. Margolis and $7,512 for Mr. Bellomo and (ii) above-market earnings on deferred compensation under the Company DCP as reportable under SEC rules of $474 for Mr. Margolis and $403 for Mr. Bellomo. Total earnings for Messrs. Margolis and Bellomo for the 2005 fiscal year on deferred compensation under the Company DCP were $865 and $557, respectively.
(3)

On June 14, 2004, Mr. Margolis was granted a restricted stock award of 75,000 shares under our LTIP. The value is based upon the closing price of $6.39 of the Company’s common stock on June 14, 2004. The year-end 2005 value of these shares was $1,274,250, based upon a closing price of $16.99 on December 30, 2005. One-half of these shares of restricted stock vested on June 14, 2005 and one-half will vest on June 14, 2006, if Mr. Margolis is performing continued service for TriZetto or any of its subsidiaries on such date. If we pay dividends on our common stock, Mr. Margolis will be entitled to receive corresponding dividends on his shares of restricted stock.

(4)	Represents the value of Mr. Margolis’ personal use of the Company’s fractional interest in an aircraft operated and maintained in a program managed by NetJets. Mr. Margolis’ employment agreement provides him with annual perquisites at Company expense valued at up to $50,000. Such perquisites may include use of the Company’s owned or leased assets for the purpose of personal transportation. The value reported above for 2005 was determined by multiplying the number of hours that Mr. Margolis used the aircraft in 2005 for personal travel by the hourly and other incremental fees charged by NetJets for such usage. The value does not include (i) any portion of the management fee, which is charged by NetJets regardless of usage, (ii) any depreciation expense related to the aircraft or (iii) an estimate of the cost to the Company of any disallowance of tax deductions attributable to Mr. Margolis’ personal use of the aircraft. None of the other executive officers has used the Company’s aircraft for personal travel.
(5)	Ms. Earley joined TriZetto on November 1, 2004. As an inducement to join the Company, Ms. Earley was granted a restricted stock award of 125,000 shares on November 8, 2004. The value is based upon the closing price of $7.07 of the Company’s common stock on November 8, 2004. The year-end 2005 value of these shares was $2,123,750, based upon a closing price of $16.99 on December 30, 2005. One-fourth of these shares of restricted stock vested on November 8, 2005 and one-fourth will vest on each of the second, third and fourth anniversaries of the date of grant if Ms. Earley is performing continued service for TriZetto or any of its subsidiaries on such date. If we pay dividends on our common stock, Ms. Earley will be entitled to receive corresponding dividends on her shares of restricted stock.
(6)	On April 20, 2005, Mr. Bellomo was granted a restricted stock award of 25,000 shares under our LTIP. The value is based upon the closing price of $9.25 of the Company’s common stock on April 20, 2005. The year-end 2005 value of these shares was $424,750, based upon a closing price of $16.99 on December 30, 2005. One-half of these shares of restricted stock vested on April 20, 2006 and one-half will vest on April 20, 2007, if Mr. Bellomo is performing continued service for TriZetto or any of its subsidiaries on such date. If we pay dividends on our common stock, Mr. Bellomo will be entitled to receive corresponding dividends on his shares of restricted stock.
(7)	Ms. Gorman joined TriZetto on February 20, 2003. As an inducement to join the Company, Ms. Gorman was granted 100,000 shares of restricted stock on February 27, 2003. The value is based upon the closing price of $3.88 of the Company’s common stock on February 27, 2003. The year-end 2005 value of these shares was $1,699,000, based upon a closing price of $16.99 on December 30, 2005. One-fourth of these shares of restricted stock vested on each of February 27, 2004, February 27, 2005 and February 27, 2006, and one-fourth will vest on February 27, 2007, if Ms. Gorman is performing continued service for TriZetto or any of its subsidiaries on such date. If we pay dividends on our common stock, Ms. Gorman will be entitled to receive corresponding dividends on her shares of restricted stock.
(8)	Mr. Tamminga joined TriZetto on August 1, 2004. As an inducement to join the Company, Mr. Tamminga was granted a restricted stock award of 100,000 shares on August 9, 2004. The value is based upon the closing price of $5.86 of the Company’s common stock on August 9, 2004. The year-end 2005 value of these shares was $1,699,000, based upon a closing price of $16.99 on December 30, 2005. One-fourth of these shares of restricted stock vested on August 9, 2005 and one-fourth will vest on each of the second, third and fourth anniversaries of the date of grant if Mr. Tamminga is performing continued service for TriZetto or any of its subsidiaries on such date. If we pay dividends on our common stock, Mr. Tamminga will be entitled to receive corresponding dividends on his shares of restricted stock.

Option Grants

The following table sets forth certain information concerning grants of options to each of our Named Executive Officers during the fiscal year ended December 31, 2005:

Option Grants in Last Fiscal Year

(Individual Grants)

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/ Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Jeffrey H. Margolis	150,000	6.97%	$8.48	2/8/2015	$799,954	$2,027,240
Kathleen Earley	—	—	—	—	$—	$—
Anthony Bellomo	20,000.93%		$8.48	2/8/2015	$106,661	$270,299
Patricia E. Gorman	20,000.93%		$8.48	2/8/2015	$106,661	$270,299
Philip J. Tamminga	8,000.37%		$8.48	2/8/2015	$42,664	$108,119

The figures above represent options granted pursuant to our LTIP. During 2005, we granted options to purchase a total of 2,213,500 shares of common stock to our employees and non-employee directors. All of the option grants to our Named Executive Officers were granted for ten-year terms at an exercise price equal to the fair market value of TriZetto’s common stock on the date of grant. The options to the Named Executive Officers vest in 25% increments on each of the first four anniversaries of the date of grant, with the exception of the grant to Mr. Margolis, which vests in 33 1/3% increments on each of the first three anniversaries of the date of grant.

The potential realizable value represents amounts that, net of exercise price before taxes, may be realized upon exercise of the options immediately prior to the expiration of their terms assuming appreciation of 5% and 10%, compounded annually, over the option term. The 5% and 10% are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.

Option Exercises

The following table sets forth the values for all options held by our Named Executive Officers at December 31, 2005. The values for “in the money” options represent the positive spread between the exercise prices of existing stock options and the closing price of our common stock on December 30, 2005, the last trading day of 2005 ($16.99 per share).

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

Name	Number of Shares Acquired on Exercise	Dollar Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey H. Margolis	50,000	$681,840	289,550	514,750	$2,594,561	$4,175,678
Kathleen Earley	—	—	75,000	75,000	$744,000	$744,000
Anthony Bellomo	75,000	$961,420	270,000	160,000	$806,825	$1,314,875
Patricia E. Gorman	—	—	106,000	100,000	$1,359,675	$1,036,225
Philip J. Tamminga	—	—	25,000	83,000	$278,250	$902,830

Equity Compensation Plan Information

The following table provides information, as of December 31, 2005, relating to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(4)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders
1998 Long-Term Incentive Plan(1)	8,150,679	$9.47	1,276,454
Employee Stock Purchase Plan(2)	0	n/a	455,918
Equity compensation plans not approved by security holders
RIMS Stock Option Plan(3)	95,953	$6.76	47,143

Total	8,246,632	$9.44	1,779,515

(1)	The principal features of the Company’s 1998 Long-Term Incentive Plan (the “LTIP”) are described in Proposal Two below.
(2)	The principal features of the Company’s Employee Stock Purchase Plan (the “ESPP”) are described in Note 13—Shareholders’ Equity of the Notes to Consolidated Financial Statements contained in the Company’s Form 10-K filed with the SEC on February 17, 2006.
(3)	In December 2000, TriZetto acquired all of the capital stock of Resource Information Management Systems, Inc., an Illinois corporation (“RIMS”). In connection with this acquisition, TriZetto adopted the RIMS Stock Option Plan (the “RIMS Option Plan”), which was based upon RIMS’ existing non-statutory stock option plan. Under the RIMS Option Plan, non-statutory options may be granted to any employee, director, consultant or advisor of RIMS or any affiliate. The exercise price must equal or exceed the fair market value of TriZetto’s common stock on the trading day immediately preceding the grant date. The RIMS Option Plan terminates on January 1, 2009, except that TriZetto may terminate options granted under the RIMS Option Plan within 14 days after notice of a business combination, as defined in the plan, involving TriZetto and any other entity. TriZetto’s Compensation Committee administers the RIMS Option Plan. If any option granted under the RIMS Option Plan expires without being exercised in full, the unpurchased shares subject to the option will become available for future grant.
(4)	Does not include 445,151 shares of restricted stock issued under the LTIP through December 31, 2005, net of cancellations. As of December 31, 2005, a total of 351,401 of these shares were held by TriZetto and subject to forfeiture and cancellation upon the termination of employment of the grantee.

Not included in the above table are individual grants of restricted common stock made by TriZetto to employees and non-employees during 2000, 2001, 2002, 2003, and 2004 prior to stockholder approval of the LTIP. These shares, which total 624,114, net of cancellations, were granted in connection with acquisitions, as a special bonus for extraordinary performance, to encourage continued service by certain employees and non-employees, and as an inducement for executive officers to join TriZetto. Each of these grants was approved by the Board of Directors, but not by the stockholders, of the Company and evidenced by a restricted stock agreement between TriZetto and the grantee. The restricted stock vests in either two, three or four equal annual installments, as long as the grantee continues to provide service to TriZetto or one of its subsidiaries as of the date of vesting. In accordance with the terms of the restricted stock agreement entered into with each grantee, the shares are issued and held by TriZetto, subject to the completion of the vesting provisions. As of December 31, 2005, a total of 128,000 of these shares were held by TriZetto and subject to forfeiture and cancellation upon the termination of employment of the grantee.

Employment and Change of Control Agreements

We have an employment contract with our Chief Executive Officer, Jeffrey H. Margolis. We do not have employment contracts with any of our other Named Executive Officers.

Mr. Margolis’ most recent employment agreement became effective on January 2, 2005. Under the agreement, Mr. Margolis was entitled to an initial annual base salary of $520,000, which was later raised to $546,021 effective January 1, 2006. Mr. Margolis received a one-time payment of $50,000 upon signing the employment agreement. As an incentive to stay with the Company, Mr. Margolis received a retention incentive payment of $44,228 on January 1, 2006 and will receive two additional retention incentive payments in the amount of $44,228 on each of January 1, 2007 and 2008, so long as he is an active employee on such date. Under the agreement, Mr. Margolis is eligible for annual bonus compensation in an amount to be determined by the Company’s Compensation Committee. The agreement provides that, if all of the Company’s and Mr. Margolis’ individual performance objectives are met, the bonus will be equal to Mr. Margolis’ annual base salary for the year for which the bonus is paid. Any bonus awarded may be greater or less than Mr. Margolis’ annual base salary, depending on whether the Company’s and Mr. Margolis’ performance exceeds or falls short of the established objectives. Mr. Margolis’ employment agreement also provides him with annual perquisites at Company expense valued at up to $50,000. Such perquisites may include use of the Company’s owned or leased assets for the purpose of personal transportation.

TriZetto pays or reimburses Mr. Margolis for all reasonable and necessary out-of-pocket expenses he incurs in the performance of his duties. Mr. Margolis is entitled to participate in all of the Company’s employee benefit plans and programs to the same extent generally available to the Company’s executives, with the exception of the Company’s Employee Stock Purchase Plan (“ESPP”). As a greater than 5% owner of the Company’s outstanding common stock, Mr. Margolis is ineligible to participate in the ESPP. The employment agreement may be terminated by either the Company or Mr. Margolis without cause by providing ninety (90) days written notice of such termination. If Mr. Margolis is terminated without cause or if he voluntarily terminates for good reason, he would be entitled to continue to receive his then current annual base salary, medical and dental coverage for two years following termination, and payment in full of any unpaid retention payments. If Mr. Margolis’ employment is terminated due to death or disability, he would be entitled to a severance payment in the amount of one-half of his then current annual base salary.

We have entered into Change of Control Agreements with certain of our officers, including each of the Named Executive Officers. These agreements provide for severance and other benefits if, following a Change of Control of TriZetto, the executive’s employment terminates in a way adverse to the executive. If the executive’s employment ends within one to three years following a Change of Control (term varies among executives) either because we terminate the executive without cause or because the executive resigns under circumstances constituting “good reason,” the executive will be entitled to:

•	bi-weekly salary through the end of the employment period;

•	medical, dental and life insurance coverage through the end of the employment period;

•	outplacement services consistent with our outplacement policy, if any;

•	payment on the last day of the employment period in an amount equal to the sum of the additional contributions that would have been allocated to the executive’s 401(k) account, if any, if the executive had remained employed through the end of the employment period;

•	payment within 30 days of the date of termination of all accrued vacation, holiday and personal leave days as of the date of termination;

•	payment of any unpaid incentive compensation the executive earned through the date of termination in accordance with the terms of any applicable incentive compensation plan; and

•	acceleration of unvested options held by executives with Change of Control Agreements, unless such acceleration would trigger the “golden parachute” excise tax imposed by the U.S. Internal Revenue Code. In such case, the options will continue to vest as if the executive officer remained employed by us.

A “Change of Control” is defined in the agreement to occur if (a) a person becomes the beneficial owner of 50% or more of the combined voting power of our securities, (b) a majority of the Board changes without the specified approval of incumbent directors, (c) we merge with another entity in a way that substantially changes the ownership of existing stockholders, or (d) our stockholders approve a complete liquidation or dissolution. “Change of Control” is also deemed to have occurred if an executive’s employment with us is terminated prior to the Change of Control and it is demonstrated that (a) such termination was at the request of a third party who has taken steps to effectuate the Change of Control or (b) such termination arose in connection with or anticipation of the Change of Control.

Report of the Compensation Committee

This report of the Compensation Committee of the Board of Directors reviews our compensation programs for executive officers. The Committee members are independent directors and not officers or employees of TriZetto. We have access to independent experts, experienced in the design and implementation of executive compensation arrangements, for advice on compensation matters. Currently, the Committee reviews and approves the cash and equity components of the compensation programs for all executive officers, as well as change of control and other benefits. The Committee has responsibility for the determination of the Chief Executive Officer’s compensation including, without limitation, salary, bonuses, stock options, restricted stock, and other equity-based awards. Determination of the CEO’s compensation is based on the Committee’s evaluation of the CEO’s performance and such other non-performance related matters as the Compensation Committee deems appropriate.

Compensation Policies and Objectives

TriZetto’s executive compensation policy is designed to attract and retain exceptional executives by offering compensation for superior performance that is highly competitive with other well-managed organizations. The Compensation Committee measures executive performance on an individual and corporate basis. There are three components to TriZetto’s executive compensation program, and each is consistent with the stated philosophy as follows:

Base Salary.    Base salaries for executives and other key employees are determined by individual financial and non-financial performance, position in salary range and general economic conditions of TriZetto. For purposes of administering base pay, all executive positions are evaluated and placed in appropriate salary grades. Salary range midpoint levels are reviewed on an annual basis to ensure competitiveness with a peer group of comparable companies. In recommending salaries for executive officers, the Compensation Committee (i) reviews the historical performance of the executives and (ii) formally reviews specific information provided by TriZetto’s consultants, as necessary, with respect to the competitiveness of salaries paid to TriZetto’s executives.

Annual Bonus.    Annual bonuses for executives and other key employees are tied directly to TriZetto’s financial performance as well as to individual performance. Annual cash bonuses are designed to reward executives for achievements of corporate, financial and operational goals and are intended to reward the achievement of outstanding performance. When certain objective and subjective performance goals are not met, annual bonuses would be reduced or not paid. The bonuses paid in March 2006 for fiscal year 2005 were based upon TriZetto’s financial performance and each individual’s performance during 2005.

Long-Term Incentives.    The purpose of these plans is to create an opportunity for executives and other key employees to share in the enhancement of stockholder value through the grant of stock options and restricted stock. The overall goal of this component of pay is to create a strong link between TriZetto’s management and TriZetto’s stockholders through stock ownership by management and the achievement of specific corporate financial measures that result in the appreciation of TriZetto’s share price. The Compensation Committee generally has followed the practice of granting options on terms that provide that the options become exercisable in cumulative annual installments over a four-year period. The Compensation Committee believes that this feature not only provides an employee retention factor but also makes longer-term growth in share prices important for those receiving options. The Compensation Committee also has granted options that are subject to 7-year cliff vesting but may become exercisable earlier in the event the Company’s stock is trading above certain levels. The Compensation Committee has approved restricted stock awards to newly hired executives as an inducement for them to join TriZetto’s management team and to senior management and other key employees to encourage their continued service.

CEO Compensation

As noted above, Mr. Margolis’ annual base salary was increased from $520,000 to $546,021 effective January 1, 2006. This increase was intended in part to make his total compensation competitive with that of his peers at competing companies. The Compensation Committee reviewed comparable compensation data to help it make this determination. In addition to its review of this information, the Compensation Committee took into consideration Mr. Margolis’ importance to the Company and his ability to help the Company achieve its strategic vision.

The Compensation Committee awarded Mr. Margolis a cash bonus of $539,000 for his services in 2005. As noted above, Mr. Margolis also received in 2005 a one-time payment of $50,000 upon signing of his employment agreement. Mr. Margolis’ annual cash bonus potential has been targeted by the Compensation Committee at 100% of his annual base salary. Any bonus awarded may be greater or less than Mr. Margolis’ annual base salary, depending on whether the Company’s and Mr. Margolis’ performance exceeds or falls short of established objectives. The actual amount paid to Mr. Margolis is based on the Compensation Committee’s evaluation of a number of factors, including Mr. Margolis’ achievement of pre-determined financial, customer satisfaction, operational, organizational and strategic performance targets. Fifty-percent of Mr. Margolis’ bonus for 2005 was attributable to the Company’s achievement of revenue, earnings per share and cash financial targets. Another ten-percent was based on Mr. Margolis’ achievement of targets related to his interaction with the investment community and key customers. Another fifteen-percent was related to the results of certain operational objectives, including the transition of certain responsibilities to the newly hired President and Chief Operating Officer. Another ten-percent was related to his achievement of certain organizational goals, including those related to the effectiveness of the senior management team, the communication of the Company’s vision to employees and the introduction of innovative benefit plans. The remaining fifteen-percent of Mr. Margolis’ bonus was based on his performance on a number of strategic objectives.

During 2005, Mr. Margolis also received a stock option to purchase 150,000 shares of common stock under the LTIP.

Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code, compensation payments in excess of $1 million to any Named Executive Officer for a taxable year are subject to a limitation of $1 million on the amount we may deduct for tax purposes as an ordinary business expense. Certain performance-based compensation is not subject to the limitation on deductibility. Option grants and other performance based grants under our LTIP will not be subject to the deduction limitation.

The Compensation Committee believes that any application of Section 162(m) to limit deductibility of executive compensation is unlikely to have a material effect on our financial condition or results of operations as a result of the Company’s net operating loss carry-forwards.

The Compensation Committee

Paul F. LeFort, Chairman

Lois A. Evans

L. William Krause

Compensation Committee Interlocks and Insider Participation

From January 1, 2005 through July 26, 2005, the members of the Compensation Committee of the Board of Directors were Lois A. Evans, Paul F. LeFort and Donald J. Lothrop. L. William Krause joined the Committee effective July 27, 2005. Mr. Lothrop resigned from the Committee effective December 21, 2005. None of Ms. Evans, Mr. Krause, Mr. LeFort or Mr. Lothrop has ever served as an officer of TriZetto or any of its subsidiaries nor were any of the listed individuals involved during 2005 in a relationship requiring disclosure as an interlocking director or under Item 404 of Regulation S-K of the SEC.

Certain Transactions

On December 21, 2004, the Company sold 6,600,000 shares of the Company’s common stock to VA Partners, LLC (“ValueAct”) pursuant to a letter agreement dated December 5, 2004 (the “VA Agreement”). These shares represented a portion of the 12,142,857 shares repurchased by the Company from IMS Health Incorporated on December 21, 2004. The VA Agreement also gave the Company the right to repurchase up to 600,000 of the shares sold to ValueAct. On September 19, 2005, the Company exercised its repurchase right with respect to all 600,000 shares for a price of $8.83 per share that was paid by the Company in cash.

Stock Performance Graph

The graph below compares the five-year cumulative total stockholder return on our common stock for the five-year period ended December 31, 2005, with the cumulative total return of (a) the Nasdaq Market Index and (b) Hemscott Industry Group Index 825—Healthcare Information Services (formerly known as CoreData Financial Services Industry Group Index 825—Healthcare Information Services) over the same period. The graph assumes $100.00 invested at the beginning of the period in our common stock and the stocks represented by the above named indices and the reinvestment of all dividends; we have paid no dividends on our common stock. The performance graph is not necessarily an indicator of future performance. This information has been provided by Hemscott, Inc., formerly known as CoreData, Inc.

Comparison of Five-Year Cumulative Total Returns to Stockholders

	FISCAL YEAR ENDING
COMPANY/INDEX/MARKET	12/29/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/30/2005
THE TRIZETTO GROUP, INC.	100.0	78.62	36.79	38.65	56.93	101.81
HEMSCOTT HEALTHCARE INFORMATION SERVICES INDEX	100.0	97.87	79.55	94.55	110.94	146.51
NASDAQ MARKET INDEX	100.0	79.71	55.60	83.60	90.63	92.62

PROPOSAL TWO

APPROVAL OF AMENDMENTS TO 1998 LONG-TERM INCENTIVE PLAN

On April 5, 2006, the Board of Directors adopted, subject to stockholder approval, amendments (the “Amendments”) to our 1998 Long-Term Incentive Plan (the “LTIP”) to (i) increase by 1,500,000 the total number of shares of our common stock available for issuance under the LTIP from 13,000,000 to 14,500,000 and (ii) increase by 500,000 the share limitation on awards other than options and stock appreciation rights (“SARs”) from 700,000 to 1,200,000. Without this increase, as of March 31, 2006, only 484,469 shares would be available for additional awards under the LTIP, of which only 57,639 shares could be granted in a form other than options and SARs. Assuming the Amendments are approved at the annual meeting, a total of 1,984,469 shares would be available for new awards under the LTIP, of which 557,639 shares could be granted in a form other than options and SARs. A description of the types of awards that may be granted under the LTIP is set forth below in the summary of the LTIP.

The Board of Directors believes that the increase to the shares available for issuance under the LTIP and to the limitation on awards other than options and SARs will make a significant contribution to TriZetto’s success in attracting, retaining and motivating select directors, officers and other key individuals. The Board adopted the Amendments, subject to stockholder approval, because it believes that the previous limitations would not allow the Company to grant sufficient levels of equity compensation to these key individuals. A copy of the Amendments are attached hereto as Appendix A.

In addition, the Board believes that the level of increase to the shares available for issuance under the LTIP is reasonable given the awards currently outstanding and the shares available for issuance under all of the Company’s equity incentive plans. As of March 31, 2006, stock options with respect to 8,271,841 shares were outstanding under all of the Company’s equity incentive plans with a weighted average exercise price of $10.06 and a weighted average remaining term of 7.00 years. In addition, a total of 611,611 shares of unvested restricted stock was outstanding as of March 31, 2006, including shares issued under the LTIP and shares granted outside this plan. As of March 31, 2006, 42,895,404 shares of our common stock were outstanding, and another 5,305,040 shares are reserved for issuance upon conversion of our 2.75% convertible senior notes due 2025.

In order to address potential stockholder concerns regarding the number of options we intend to grant in a given year, our Board of Directors commits to our stockholders that for the fiscal years 2006, 2007 and 2008 our prospective three-year average burn rate will not exceed 4.91%. This commitment will apply to all shares subject to options, SARs, restricted stock and other awards granted during any such fiscal year under the LTIP or under any other plan, whether or not such plan is approved by our stockholders. The burn rate for each fiscal year will be calculated as the number of shares subject to awards granted in such fiscal year divided by the number of shares of our common stock outstanding as of the end of such fiscal year. For purposes of calculating the number of shares granted in a fiscal year, awards other than options and SARs will be counted as equivalent to two option shares. Cash payouts of awards and option shares assumed by the Company in an acquisition will not be included in the calculation of burn rate.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENTS TO THE 1998 LONG-TERM INCENTIVE PLAN.

A summary of the LTIP is set forth below. The summary is qualified in its entirety by reference to the full text of the LTIP. Copies of the LTIP can be obtained by writing to the Corporate Secretary, The TriZetto Group, Inc., 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660. Capitalized terms used in this summary and not otherwise defined will have the meaning ascribed to such terms in the LTIP.

Summary of 1998 Long-Term Incentive Plan

Purpose

The purpose of the LTIP is to attract, retain and motivate select directors, officers, key employees, advisors and consultants of the Company and its affiliates (referred to collectively as “Participants”) and to provide incentives and rewards for superior performance.

Shares Subject to the LTIP

Subject to approval of the Amendments at the annual meeting, the LTIP provides that no more than 14,500,000 shares may be issued pursuant to all awards under the LTIP. Subject to this overall limitation on all awards and the approval of the Amendments at the annual meeting, the maximum number of shares that the Company is allowed to issue under the LTIP pursuant to awards other than options and SARs is 1,200,000. The LTIP provides that the maximum number of shares subject to awards that are granted during any calendar year to any one Participant will be limited to 400,000. The shares available for issuance under the LTIP are authorized but unissued shares. The number of shares available for awards, as well as the terms of outstanding awards, are subject to adjustment as described below under “Certain Corporate Transactions.”

The shares subject to any award that expires, or is forfeited, cancelled or becomes unexercisable, will again be available for subsequent awards, except as prohibited by law or applicable tax laws with respect to options that are intended to qualify as incentive stock options (“ISOs”).

Administration

Either the Board or a committee appointed by the Board may administer the LTIP. The Board and any committee exercising discretion under the LTIP from time to time are referred to as the “Committee.” The Compensation Committee of the Board has been acting as the Committee for purposes of the LTIP. The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without cause, and fill vacancies on the Committee. To the extent permitted by law, the Committee may authorize one or more persons who are reporting persons for purposes of Rule 16b-3 under the Exchange Act (or other officers) to make awards to eligible persons who are not reporting persons for purposes of Rule 16b-3 under the Exchange Act (or other officers whom the Company has specifically authorized to make awards). With respect to decisions involving an award intended to satisfy the requirements of Code Section 162(m), the Committee is to consist of two or more directors who are “outside directors” for purposes of that code section. The Committee may delegate administrative functions to individuals who are reporting persons for purposes of Rule 16b-3 of the Exchange Act, officers or employees of the Company or its affiliates.

Subject to the terms of the LTIP, the Committee has express authority, in its sole discretion, to determine: (a) the persons eligible to receive awards; (b) the number of shares, units, or SARs to be covered by each award; (c) the fair market value of shares from time to time; (d) any material terms and conditions of all awards and award agreements; and (e) the form of award agreements and all other documents, notices and certificates in connection therewith (which need not be identical). The Committee also has this same authority with respect to the power to construe, interpret, and determine the meaning of the terms of the LTIP and any award agreement, and to prescribe, amend, and rescind rules and procedures relating to the LTIP and its administration. In addition, in order to fulfill the purposes of the LTIP, the Committee may, without amending the LTIP, modify, cancel, or waive the Company’s rights with respect to any awards, adjust or modify award agreements for changes in applicable law, and recognize differences in foreign law, tax policies, or customs. Further, the Committee may make all other interpretations and take all other actions that the Committee may consider necessary or advisable to administer the LTIP or to effectuate its purposes. The Committee may under certain circumstances buy-out options or SARs, or reduce the exercise price for outstanding options or SARs, but only pursuant to a program approved by our stockholders.

The LTIP provides that the Company and its affiliates will indemnify members of the Committee and their delegates against any claims, liabilities, or costs arising from the good faith performance of their duties under the LTIP. The LTIP releases these individuals from liability for good faith actions associated with the LTIP’s administration to the full extent allowable under applicable law.

Eligibility

The Committee may grant ISOs only to employees, and may grant all other awards to eligible persons. The LTIP and the discussion below use the term “Participant” to refer to an eligible person who has received an award. As of March 31, 2006, substantially all of the approximately 1,450 employees (including officers) of the Company and its affiliates and the Company’s six non-employee directors were eligible to participate in the LTIP. Even though all employees are eligible to participate in the LTIP, the Committee’s current practice is to grant awards only to selected officers and other key employees of the Company.

Options

Options granted under the LTIP provide Participants with the right to purchase shares at a predetermined exercise price. The Committee may grant options that are intended to qualify as incentive stock options (“ISOs”), or options that are not intended to so qualify (“Non-ISOs”). The LTIP provides that ISO treatment may not be available for options that become first exercisable in any calendar year to the extent the value of the underlying shares that are the subject of the option exceeds $100,000 (based upon the fair market value of the shares on the option grant date).

Share Appreciation Rights (SARs)

A share appreciation right generally permits a Participant who receives it to receive, upon exercise, cash and/or shares equal in value to the excess of (i) the fair market value, on the date of exercise, of the shares with respect to which the SAR is being exercised over (ii) the exercise price of the SAR for such shares. The Committee may grant SARs in tandem with options, or independently of them. SARs that are independent of options may limit the value payable on its exercise to a percentage, not exceeding 100%, of the excess value.

Exercise Price for Options and SARs

The exercise price of Non-ISOs and SARs may not be less than 100% of the fair market value on the grant date of the shares subject to the award. The exercise price of ISOs may not be less than 110% of the fair market value on the grant date of the underlying shares subject to the award for Participants who own more than ten percent of our shares on the grant date. For ISOs granted to other Participants and for options intended to be exempt from Code Section 162(m) limitations, the exercise price may not be less than 100% of the fair market value of the underlying shares on the grant date. The closing price of a share of TriZetto stock on the Nasdaq National Market on April 18, 2006 was $16.19.

Exercise and Term of Options and SARs

To the extent exercisable in accordance with the agreement granting them, an option or SAR may be exercised in whole or in part, and from time to time during its term, subject to earlier termination relating to a holder’s termination of employment or service. With respect to options, the Committee has the discretion to accept payment of the exercise price in any of the following forms (or combination of them): cash or check in U.S. dollars, certain shares, and cashless exercise under a program the Committee approves.

The term over which Participants may exercise options and SARs may not exceed ten years from the date of grant (five years in the case of ISOs granted to employees who, at the time of grant, own more than 10% of the Company’s outstanding shares).

Restricted Shares, Restricted Share Units, Unrestricted Shares, and Deferred Share Units

Under the LTIP, the Committee may grant restricted shares that are forfeitable until certain vesting requirements are met and may also grant restricted share units which represent the right to receive shares after certain vesting requirements are met. The LTIP provides the Committee with discretion to determine the terms and conditions under which a Participant’s interests in such awards becomes vested. The LTIP provides for deferred share units in order to permit certain directors, consultants, or select members of management to defer their receipt of compensation payable in cash or shares (including shares that would otherwise be issued upon the vesting of restricted shares and restricted share units), thereby avoiding certain tax consequences which would otherwise be immediately applicable to such person upon the receipt of the deferred compensation. Deferred share units represent a future right to receive shares. The Committee may also choose to award shares outright on an unrestricted basis. Such shares shall be called unrestricted shares.

Whenever shares are released pursuant to the vesting of restricted shares (or the shares underlying the restricted share units are issued), the Participant will be entitled to receive additional shares that reflect any stock dividends that the Company’s stockholders received between the date of the award and issuance or release of the shares. Likewise, a Participant will be entitled to receive a cash payment reflecting cash dividends paid to the Company’s stockholders during the same period. Such cash dividends will accrue interest, at 5% per annum, from their payment date to the Company’s stockholders until paid in cash when the shares to which they relate are either released from restrictions in the case of restricted shares or issued in the case of restricted share units.

Performance Awards

The LTIP authorizes the Committee to grant performance-based awards in the form of performance units that the Committee may, or may not, designate as “performance compensation awards” that are intended to be exempt from Code Section 162(m) limitations. In either case, performance awards vest and become payable based upon the achievement, within the specified period of time, of performance objectives applicable to the individual, the Company, or any affiliate. Performance awards are payable in shares, cash, or some combination of the two, subject to an individual Participant limit of $2,000,000 and 500,000 shares per performance period. The Committee decides the length of performance periods, but the periods may not be less than one fiscal year of the Company.

With respect to performance compensation awards, the LTIP requires that the Committee specify in writing the performance period to which the award relates, and an objective formula by which to measure whether and the extent to which the award is earned on the basis of the level of performance achieved with respect to one or more performance measures. Once established for a performance period, the performance measures and performance formula applicable to the award may not be amended or modified in a manner that would cause the compensation payable under the award to fail to constitute performance-based compensation under Code Section 162(m).

Under the LTIP, the possible performance measures for performance compensation awards include basic, diluted or adjusted earnings per share; sales or revenue; earnings before interest, taxes and other adjustments (in total or on a per share basis); basic or adjusted net income; returns on equity, assets, capital, revenue or similar measure; economic value added; working capital; total stockholder return; and product development, product market share, research, licensing, litigation, human resources, information services, mergers, acquisitions, and sales of assets of affiliates or business units. Each measure will be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Committee) and, if so determined by the Committee, and in the case of a performance compensation award, to the extent permitted under Code Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance measures may vary from performance period to performance period, and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.

Income Tax Withholding

As a condition for the issuance of shares pursuant to awards, the LTIP requires satisfaction of any applicable federal, state, local, or foreign withholding tax obligations that may arise in connection with the award or the issuance of shares.

Transferability

Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of other than by will or the laws of descent and distribution, except to the extent the Committee permits lifetime transfers to charitable institutions, certain family members, or related trusts.

Certain Corporate Transactions

The Committee shall equitably adjust the number of shares covered by each outstanding award, and the number of shares that have been authorized for issuance under the LTIP but as to which no awards have yet been granted or that have been returned to the LTIP upon cancellation, forfeiture, or expiration of an award, as well as the price per share covered by each such outstanding award, to reflect any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by the Company. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding options under the LTIP such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all options so replaced. In any case, such substitution of securities will not require the consent of any person who is granted options pursuant to the LTIP.

Unless the Committee provides otherwise, the vesting of all awards shall be accelerated immediately upon the occurrence of a “Change in Control Event,” so that awards shall vest (and, to the extent applicable, become exercisable) as to the shares that otherwise would have been unvested and the repurchase rights of the Company with respect to shares issued upon exercise of awards shall lapse as to the shares subject to such repurchase rights. The Committee may override these limitations on acceleration by express provision in the award agreement and may give any eligible person the right to refuse any acceleration, whether pursuant to the award agreement or otherwise. Unless otherwise specified in an award agreement, no award will be accelerated under the LTIP to an extent or in a manner that would not be fully deductible by the Company for federal income tax purposes because of Section 280G of the Code.

If the vesting of any award under the LTIP has been fully accelerated as a result of any Change in Control Event that has been approved by the Board, but such award is not exercised by the Participant before the event giving rise to such Change in Control Event is consummated, then such award will terminate, subject to any provision that has been expressly made by the Committee through a plan of reorganization approved by the Board for the survival, substitution, assumption, exchange or other settlement of such award.

Modification or Substitution of Awards

Within the limitations of the LTIP and any award agreement, the Committee may modify an award, to accelerate the rate at which an option or SAR may be exercised, to accelerate the vesting of any award, to extend or renew outstanding awards, or, subject to the restrictions set forth in the LTIP, to accept the cancellation of outstanding awards to the extent not previously exercised either for the granting of new awards or for other consideration in substitution or replacement thereof. In addition, the Plan may modify awards in connection with an exchange program that receives stockholder approval and may, in connection with certain corporate transactions, substitute options granted under the LTIP for options under the plan of the acquired company provided (i) the excess of the aggregate fair market value of the shares subject to an option immediately after the substitution over the aggregate option price of such shares is not more than the similar excess immediately before such substitution and (ii) the new option does not give persons additional benefits, including any extension of the exercise period.

Term of LTIP; Amendments and Termination

The term of the LTIP is ten years from March 25, 2004, the date it was approved by the Board. The Board may, from time to time, amend, alter, suspend, discontinue, or terminate the LTIP; provided that no amendment, suspension, or termination of the LTIP shall materially and adversely affect awards already granted unless it relates to an adjustment pursuant to certain transactions that change the Company’s capitalization or it is otherwise mutually agreed between the Participant and the Committee. Notwithstanding the foregoing, the Committee may amend the LTIP to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

Expected Tax Consequences

The following is a brief summary of certain tax consequences of certain transactions under the LTIP. This summary is not intended to be complete and does not describe state or local tax consequences.

United States Tax Laws.    Under the Code, the Company will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income that Participants recognize pursuant to awards (subject to the Participant’s overall compensation being reasonable, and to the discussion below with respect to Code Section 162(m)). For Participants, the expected U.S. tax consequences of awards are as follows:

Non-ISOs.    A Participant will not recognize income at the time a Non-ISO is granted. At the time a Non-ISO is exercised, the Participant will recognize ordinary income in an amount equal to the excess of (i) the fair market value of the shares issued to the Participant on the exercise date over (ii) the exercise price paid for the shares. At the time of sale of shares acquired pursuant to the exercise of a Non-ISO, the appreciation (or depreciation) in value of the shares after the date of exercise will be treated either as short-term or long-term capital gain (or loss) depending on how long the shares have been held.

ISOs.    A Participant will not recognize taxable income upon the grant or the exercise of an ISO. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price is a tax preference item possibly giving rise to an alternative minimum tax. If the shares are not disposed of within two years from the date the ISO was granted or within one year after the ISO was exercised, any gain realized upon the subsequent disposition of the shares will be characterized as long-term capital gain and any loss will be characterized as long-term capital loss. If both of these holding period requirements are not met, then a “disqualifying disposition” occurs and (i) the Participant recognizes gain in the amount by which the fair market value of the shares at the time of exercise exceeded the exercise price for the ISO and (ii) any remaining amount realized on disposition (except for certain “wash” sales, gifts or sales to related persons) will be characterized as capital gain or loss.

Share Appreciation Rights.    A Participant to whom a SAR is granted will not recognize income at the time of grant of the SAR. Upon exercise of a SAR, the Participant must recognize taxable compensation income in an amount equal to the value of any cash or shares that the Participant receives.

Restricted Shares, Restricted Share Units, Unrestricted Shares, Deferred Share Units, and Performance Awards.    In general, a Participant will not recognize income at the time of grant of restricted shares, restricted share units, deferred share units, or performance awards, unless the Participant elects with respect to restricted shares or restricted share units to accelerate income taxation to the date of the award. In this event, a Participant would recognize ordinary income equal to the excess of the market value of the restricted shares over any amount the Participant pays for them (in which case subsequent gain or loss would be capital in nature). In the absence of an election to accelerate income taxation to the date of an award, a Participant must recognize taxable compensation income equal to the value of any cash or unrestricted shares that the Participant receives pursuant to the award (less the amount, if any, that the Participant pays for the shares).

Special Tax Provisions.    Under certain circumstances, the accelerated vesting, cash-out or accelerated lapse of restrictions on awards in connection with a change in control of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Code Section 280G, and the Participant may be subject to a 20% excise tax and the Company may be denied a tax deduction. Furthermore, the Company may not be able to deduct the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Code Section 162(m) in certain circumstances.

Tax Laws in Other Countries Differ from Those in the United States.    In certain countries, awards under the LTIP may be taxable at the time the awards are granted or when they vest. In certain jurisdictions, options and SARs may also be taxable when they are exercised and the sale of the underlying shares may be subject to various taxes.

General Tax Law Considerations

The preceding paragraphs are intended to be merely a summary of certain important tax law consequences existing as of the date of this proxy statement concerning the grant of awards under the LTIP and the disposition of shares issued thereunder. Special rules may apply to the Company’s officers, directors or greater than ten percent stockholders. Participants in the LTIP should review the current tax treatment with their individual tax advisors at the time of grant, exercise or any other transaction relating to an award or the underlying shares.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accountants for the year ending December 31, 2006. Although approval by our stockholders of this appointment is not required by law, the Audit Committee is submitting this matter for ratification as a corporate governance practice. If the stockholders do not ratify the appointment of E&Y, the Audit Committee will reconsider the appointment. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. One or more representatives of E&Y are expected to be present at the annual meeting. They will be available to answer appropriate questions and will be free to make statements during the meeting.

THE AUDIT COMMITTEE RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2006

Report of the Audit Committee

The Audit Committee of the Board is comprised of three independent directors selected by the Company’s Board of Directors. The current members of the Audit Committee are Thomas B. Johnson (Chairman), Paul F. LeFort and Jerry P. Widman.

Ernst & Young LLP (“E&Y”) served as the Company’s independent registered public accountants for the year ended December 31, 2005. E&Y has been the Company’s independent registered public accountants since August 7, 2001.

Among its functions, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board, although management has the primary responsibility for the financial statements and the reporting process. The independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles.

The Audit Committee has reviewed and discussed the annual audited financial statements with management and the independent registered public accountants. The Audit Committee also examined with the independent registered public accountants the matters required to be discussed by the Statement of Auditing Standards No. 61, and reviewed the results of the independent public accountant’s examination of the consolidated financial statements.

E&Y also has confirmed to the Company that it is in compliance with the rules, standards and policies of the Independence Standards Board and the SEC governing auditor independence. The Audit Committee received and discussed with E&Y its written disclosures in the form of a letter as required by Independence Standards Board Standard No. 1. The Audit Committee has considered whether the provision of non-audit services by the Company’s independent registered public accountants is compatible with the auditor’s independence.

Based on the reviews and discussions referred to above, and the guidelines specified by the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

The Audit Committee

Thomas B. Johnson, Chairman

Paul F. LeFort

Jerry P. Widman

Independent Registered Public Accountants

Fees

E&Y served as TriZetto’s independent registered public accountants for the years ended December 31, 2005 and 2004. In addition to rendering audit services during 2005 and 2004, E&Y performed various audit-related and tax services for the Company. The Audit Committee has concluded that the provision of these services by E&Y is compatible with maintaining its independence.

Audit Fees.    Audit fees of E&Y during the 2005 and 2004 fiscal years were associated with the annual audit of our consolidated financial statements, reviews of our quarterly reports filed with the SEC, the audit of the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and fees related to other regulatory filings. Audit fees for 2005 and 2004 were approximately $1,344,000 and $1,383,000 respectively.

Audit-Related Fees.    Audit-related fees of E&Y during the 2005 and 2004 fiscal years were associated with due diligence in connection with acquisitions, accounting consultation and advice, and audits of our employee benefit plan financial statements. Audit-related fees for 2005 and 2004 were approximately $367,000 and $109,000 respectively.

Tax Fees.    E&Y’s fees for tax preparation, planning, advisory and compliance services in 2005 and 2004 were approximately $0 and $79,000, respectively.

All Other Fees.    We incurred no other fees for other professional services in 2005 or 2004.

Audit and Non-Audit Services Pre-Approval Policy

In May 2003, the Company’s Audit Committee adopted The TriZetto Group, Inc. Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). The Pre-Approval Policy provides that TriZetto’s Audit Committee will pre-approve all audit and permissible non-audit services provided by our independent registered public accountants, either through specific approval of the Audit Committee or pursuant to pre-approved policies and procedures established by the Audit Committee. These services may include audit services, audit-related services, tax services and other services performed by our independent registered public accountants. The Audit Committee requires the independent registered public accountants and management to report on the actual fees charged for each category of service at regularly scheduled Audit Committee meetings throughout the year.

The Pre-Approval Policy provides that the engagement terms and fees of the annual audit must be specifically approved by the Audit Committee. The Pre-Approval Policy also pre-approves certain audit-related services, provided that the total fees for each such service do not exceed the limit specified by the Audit Committee. The Pre-Approval Policy allows the Chairman of the Audit Committee to increase any of these limits related to any one project by up to $50,000. The Audit Committee Chairman must report on any such increase at the next Audit Committee meeting.

Since the adoption of the Pre-Approval Policy in May 2003, all audit and non-audit services provided by the independent registered public accountants have been pre-approved.

OTHER MATTERS

Other Business

We know of no matters, other than those referred to in this Proxy Statement, that will be presented at the annual meeting. If, however, any other appropriate business should properly be presented at the meeting, the persons named in the enclosed form of proxy will have discretion to vote on those matters for you.

Multiple Stockholders Having the Same Address

If you and other residents at your mailing address own shares of TriZetto common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding” and benefits both you and TriZetto. It reduces the volume of duplicate information received at your household and helps reduce TriZetto’s printing and postage costs. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Your bank or broker will send one copy of our annual report and proxy statement to your address. Each stockholder will continue to receive a separate proxy card or voting instruction form.

If your shares are held through a broker or bank, you may revoke your consent to householding at any time by calling 1-800-542-1061. Please have ready your voting instruction form for each account you wish to revoke your consent. If you are a stockholder of record, you may revoke your consent to householding by sending your written request to the Corporate Secretary, The TriZetto Group, Inc., 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660 or by calling us at 949-719-2200. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our annual report, we will send a copy to you if you address your request to the Corporate Secretary of TriZetto at the address or phone number above. If you share your address with another stockholder and the household is receiving multiple sets of the annual report and Proxy Statement, you may request delivery of a single set of materials by contacting your bank or broker, if you are a beneficial owner, or TriZetto at the address or phone number above, if you are a registered stockholder.

Communications with the Board and its Committees

Any stockholder may communicate with the Company’s Board of Directors, or any of its committees, by directing correspondence to the Board, or any committee thereof, c/o the Corporate Secretary, The TriZetto Group, Inc., 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660. Alternatively, the stockholder may send an e-mail to a mailbox established by the Company. The mailbox address is BoardofDirectors@trizetto.com. The Company’s Corporate Secretary will receive any such letters or e-mail and forward it to the Chairman of the Governance Committee or to any individual director or directors to whom the communication is directed.

Stockholder Proposals

Under SEC rules, if a stockholder wants us to include a proposal in our Proxy Statement (and form of proxy) for presentation at our 2007 annual meeting of stockholders, the proposal must be received by us, marked to the attention of TriZetto’s Corporate Secretary, at our corporate offices by December 26, 2006. Matters pertaining to proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Under our bylaws, nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered at an annual meeting of stockholders may be made by any stockholder of the Company who (i) is a stockholder of record at the time such stockholder gives the required notice described below, (ii) is entitled to vote at the annual meeting and (iii) complies with the notice procedures described below. For nominations or business proposals to be properly brought by a stockholder before an annual stockholders meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary of the Company, at 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660, no later than the close of business on the 120th calendar day before the first anniversary of the date the Company’s proxy statement was released to stockholders in connection with the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the proposal must be received by the Company no later than the close of business on the 10th day following the day on which notice of the annual meeting date is first mailed or publicly announced. For nominations or a business proposal to be properly brought by a stockholder before the 2007 annual meeting of stockholders, written notice thereof must be received by the Company’s Corporate Secretary no later than December 26, 2006, assuming that the date of such meeting is within 30 days of May 22, 2007. The notice must set forth (a) as to each proposed director nominee, all information with respect to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or that is otherwise required pursuant to the federal securities laws, (b) as to any other business, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (c) as to the stockholder giving notice and the beneficial owner, if any, the name and address of such stockholder, as they appear on our books, and of such beneficial owner, and the class and number of shares of our common stock which are owned beneficially and of record by such stockholder and such beneficial owner.

Under Rule 14a-4 promulgated under the Securities and Exchange Act of 1934, as amended, we will be allowed to use our discretionary voting authority under proxies solicited by us to vote on any proposal that is raised at the 2006 annual meeting, without any discussion of the matter in the proxy statement. If we do not receive any stockholder proposals for our 2007 annual meeting before March 11, 2007, we will be able to use our discretionary voting authority at the 2007 annual meeting.

APPENDIX A

THE TRIZETTO GROUP, INC.

1998 LONG-TERM INCENTIVE PLAN

2006 Amendment

WHEREAS, the Board of Directors (the “Board”) of The TriZetto Group, Inc., a Delaware corporation (the “Company”), has determined it to be in the best interests of the Company and its stockholders to amend the Company’s 1998 Long-Term Incentive Plan (the “LTIP”) to (i) increase the total number of shares of Company common stock available for issuance under the LTIP from 13,000,000 to 14,500,000; (ii) increase the share limitation on awards other than options and SARs granted under the LTIP from 700,000 to 1,200,000 and (iii) make other amendments to the LTIP;

WHEREAS, Section 17(a) of the LTIP authorizes the Board to amend the LTIP from time to time.

NOW, THEREFORE, BE IT RESOLVED, that the LTIP is hereby amended as follows, effective upon, and only upon, the approval of such amendments by the affirmative vote of the holders of a majority of the shares of the Company’s common stock that are both present or represented at the 2006 annual meeting of the Company’s stockholders and entitled to vote at such meeting:

1. Section 3 shall be amended and restated in its entirety to read as follows:

“3.	Shares Subject to the Plan

The maximum number of Shares that the Company may issue pursuant to all Awards is 14,500,000, including stock options previously granted under the 1998 Stock Option Plan. Subject to this overall limitation on all Awards, the maximum number of Shares that the Company may issue pursuant to Awards in a form other than Options and SARs is 1,200,000. The foregoing limitations are subject to adjustment in accordance with Section 13 of the Plan. For all Awards, these Shares may be authorized but unissued Shares, or Shares that the Company has reacquired or otherwise holds in treasury.

Shares that are subject to an Award that for any reason expires, is forfeited, is cancelled, or becomes unexercisable, and Shares that are for any other reason not paid or delivered under the Plan shall again, except to the extent prohibited by Applicable Law, be available for subsequent Award under the Plan; provided, however, that Shares subject to an Award that the Company retains or otherwise does not pay or deliver either (i) as payment of the exercise price of the Award or (ii) in satisfaction of any withholding, employment or other taxes due in connection with the grant, exercise, vesting or distribution of the Award shall not again be available for subsequent Awards under the Plan. Specifically, with respect to any SAR payable in Shares, the total number of Shares subject to such SAR will be charged against the maximum number of Shares available for subsequent Awards under the Plan, as opposed to the net amount of Shares actually paid upon exercise of such SAR.”

2. Section 6(j) entitled “Buyout Provisions” is deleted in its entirety.

3. Section 7(g) entitled “Buy-out” is deleted in its entirety.

4. The following parenthetical phrase is deleted from the first sentence of Section 9(d): “(plus interest at a rate as the Committee may determine)”.

A-1

5. Section 15(a) shall be amended and restated in its entirety to read as follows:

(a) Modification, Extension, and Substitution of Options. Within the limitations of the Plan and any Award Agreement, the Committee may modify an Award, to accelerate the rate at which an Option or SAR may be exercised (including without limitation permitting an Option or SAR to be exercised in full without regard to the installment or vesting provisions of the applicable Award Agreement or whether the Option or SAR is at the time exercisable, to the extent it has not previously been exercised), to accelerate the vesting of any Award, to extend or renew outstanding Awards, or to accept the cancellation of outstanding Awards to the extent not previously exercised either for the granting of new Awards or for other consideration in substitution or replacement thereof; provided, however, that, notwithstanding anything in the Plan to the contrary, the Company shall not reduce the exercise price of any Award or accept the cancellation of any Award for the granting of a new Award with a lower exercise price except pursuant to a plan approved by the stockholders of the Company.”

6. Except as expressly amended herein, all other terms and conditions as set forth in the LTIP shall remain in full force and effect.

IN WITNESS WHEREOF, the Board of Directors of The TriZetto Group, Inc. has adopted this 2006 Amendment to the LTIP as indicated by the signature of the duly authorized officer of The TriZetto Group, Inc. this 5th day of April, 2006.

THE TRIZETTO GROUP, INC.

By:	/s/ JEFFREY H. MARGOLIS
Name:	Jeffrey H. Margolis
Title:	Chief Executive Officer

A-2

PROXY

THE TRIZETTO GROUP, INC.

Proxy Solicited by the Board of Directors

Annual Meeting of Stockholders – May 22, 2006

The undersigned hereby nominates, constitutes and appoints Jeffrey H. Margolis and James C. Malone, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all of the stock of THE TRIZETTO GROUP, INC. that the undersigned is entitled to represent and vote at the 2006 Annual Meeting of Stockholders of THE TRIZETTO GROUP, INC. to be held at the Hyatt Regency Newport Beach Hotel, 1107 Jamboree Road, Newport Beach, California, on Monday, May 22, 2006, at 9:00 a.m., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as shown on the reverse side of this proxy.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY, FOR THE APPROVAL OF AMENDMENTS TO OUR 1998 LONG-TERM INCENTIVE PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2006.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

IMPORTANT – PLEASE SIGN AND DATE OTHER SIDE AND RETURN PROMPTLY

(continued and to be signed on the reverse side)

(continued from other side)

THE BOARD OF DIRECTORS HAS PROPOSED AND RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1.	Election of Directors:

	☐ FOR ALL of the nominees listed below	☐ FOR ALL, EXCEPT as indicated to the contrary below	☐ WITHHOLD AUTHORITY to vote for all of the nominees listed below

Nominees: 01) Paul F. LeFort, 02) Jerry P. Widman

(Instructions: To withhold authority to vote for any individual nominee, mark the “FOR ALL, EXCEPT” box and write the nominee’s name or number on the line below.)

Exceptions: _______________________________________________________________________________________________________________________

				FOR	AGAINST	ABSTAIN

2.	Approval of amendments to our 1998 Long-Term Incentive Plan:			☐	☐	☐

				FOR	AGAINST	ABSTAIN

3.	Ratification of appointment of Ernst & Young LLP as our independent registered public accountants for 2006:			☐	☐	☐

4.	In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

Date: _______________________________________, 2006

(Signature)

(Signature)

Please sign your name exactly as it appears hereon. When shares are held jointly, each stockholder should sign. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.

Please Detach Here

Ú You Must Detach This Portion of the Proxy Card Ú

Before Returning it in the Enclosed Envelope